Annual Report

Cover Page

Name of issuer:

MoJoe Brewing Company, LLC

Legal status of issuer:

Form: Limited Liability Company

Jurisdiction of Incorporation/Organization: MD

Date of organization: 2/3/2015

Physical address of issuer:

803 Cathedral St.
PO Box 41287
Baltimore MD 21201

Website of issuer:

http://www.mojoebrewing.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

3

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$44,689.80	$20,102.82
Cash & Cash Equivalents:	$44,689.80	$20,102.82
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$152,466.30	$152,466.30
Long-term Debt:	$123,003.21	$123,003.21
Revenues/Sales:	$0.00	$0.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	($32,734.88)	($63,835.51)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

MoJoe Brewing Company, LLC

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Joseph Hyman	CEO	2015
Joseph Hyman	CEO	2015
Alexandre Wing	COO	2015
Alexandre Wing	Creative Lead	2015
Ezekiel Kolajo	Lead Engineer	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Joseph Hyman	40500.0 Membership Units	40.5
Alexandre Wing	40500.0 Membership Units	40.5

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Financing Risk: Developing hardware technology typically requires significant front-end financing to develop the product and manage inventory. The company has developed a financial and development strategy that is sound and achievable, however, the inability to secure adequate financing at anytime during the life of the venture could potentially jeopardize the future
of the company.

Competition: Despite filing utility and design patents, competitive and extremely well funded competitor(s) (i.e. large incumbent companies) entering the market could jeopardize the future of the company.

Commercialization Risk: As with any consumer product, the company's product relies on commercial adoption for success. Our sales to date provide high confidence that there will be a demand for the product, however, low demand for the product could potentially jeopardize the future of the company.

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

The Company's future success depends on the continued services and performances of key management, consultants and advisors, and it currently does not carry key person life insurance. Also, the Company's future success may further depend on the Company's ability to attract and retain additional key personnel and third party contractual relationships. If the Company is unable to attract and retain key personnel and third party contractors, this could adversely affect our business, financial condition, and operating results.

We are subject to income taxes as well as non-income based taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in the US. Changes in employment laws or regulation could harm our performance.

The Company has made certain assumptions about the coffee and single serve coffee marketplace in order to create financial projections for the business. There is risk associated with the accuracy of these projections due to continuous changes in technology, new feature introductions by competitors, changes in user preferences and shifts in user demographics.

The United States and international economies have experienced a period of slowing economic growth. A sustained economic recovery is uncertain. In particular, terrorist acts and similar events, continued turmoil in the Middle East or war in general could contribute to a slowdown of the demand for energy systems in residential and commercial buildings. In addition, increases in interest rates may increase financing costs to customers, which in turn may decrease demand for such products. If the economic recovery is delayed as a result of the recent economic, political and social turmoil, or if there are further terrorist attacks in the United States or elsewhere, we may experience decreases in the demand for our products, which may harm our operating results.

We rely on various intellectual property rights in order to operate our business. Our intellectual property rights, including pending patents, may not be sufficiently broad or otherwise may not provide us a significant competitive advantage. In addition, the steps that we have taken to maintain and protect our intellectual property may not prevent it from being challenged, invalidated, circumvented or designed-around, particularly in countries where intellectual property rights are not highly developed or protected. In some circumstances, enforcement may not be available to us because an infringer has a dominant intellectual property position or for other business reasons. Any failure by the Company to obtain or maintain intellectual property rights that convey competitive advantage, adequately protect our intellectual property or detect or prevent circumvention or unauthorized use of such property, could adversely impact our competitive position and results of operations. We also rely on nondisclosure and noncompetition agreements with vendors, consultants and other parties to protect, in part, trade secrets and other proprietary rights. There can be no assurance that these agreements will adequately protect our trade secrets and other proprietary rights and will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets or other proprietary rights. As we expand our business, protecting our intellectual property will become increasingly important. The protective steps we have taken may be inadequate to deter our competitors from using our proprietary information. In order to protect or enforce our intellectual property rights, we may be required to initiate litigation against third parties, such as infringement lawsuits. Also, these third parties may assert claims against us with or without provocation. These lawsuits could be expensive, take significant time and could divert management's attention from other business concerns. The law relating to the scope and validity of claims in the technology field in which we operate is still evolving and, consequently, intellectual property positions in our industry are generally uncertain. We cannot assure you that we will prevail in any of these potential suits or that the damages or other remedies awarded, if any, would be commercially valuable.

Alexander Wing and Ezekiel Kolajo are part time officers. This may result in diminished time being committed to MoJoe Brewing and potentially impact company performance.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Membership Interests	100000	100000	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

24. Describe the material terms of any indebtedness of the issuer:

Loan

Lender	Zachary Blott
Issue date	06/01/15
Amount	$37,500.00
Interest rate	5.0% per annum
Maturity date	12/31/18
Current with payments	Yes

Payments are flexible and non-scheduled, and the account is expected to paid in full by the end of 2018.

Loan

Lender	Zachary Blott
Issue date	06/15/16
Amount	$23,000.00
Interest rate	5.0% per annum
Maturity date	12/31/18
Current with payments	Yes

Payments are flexible and non-scheduled, and the account is expected to paid in full by the end of 2018.

Convertible Note

Issue date	04/25/17
Amount	$5,000.00
Interest rate	5.0% per annum
Discount rate	0.0%
Valuation cap	$500,000.00
Maturity date	01/31/19

Convertible Note

Issue date	04/28/17
Amount	$5,000.00
Interest rate	5.0% per annum
Discount rate	0.0%
Valuation cap	$500,000.00
Maturity date	01/31/19

Convertible Note

Issue date	05/25/17
Amount	$45,000.00
Interest rate	5.0% per annum
Discount rate	0.0%
Valuation cap	$500,000.00
Maturity date	01/31/19

Convertible Note

Issue date	08/21/17
Amount	$3,000.00
Interest rate	5.0% per annum
Discount rate	0.0%
Valuation cap	$1,000,000.00
Maturity date	01/31/19

Convertible Note

Issue date	08/25/17
Amount	$10,000.00
Interest rate	5.0% per annum
Discount rate	0.0%
Valuation cap	$1,000,000.00
Maturity date	01/31/19

MoJoe Brewing Co. received a non-traditional ("Family & Friends" loan) of $37,500 and $23,000 in 2015 and 2016, respectively, for the purposes of R&D, Advertising, and Administrative costs. The loan is payable to Zachary Blott, carrying a 5% interest. Payments are flexible and non-scheduled, and the account is expected to paid in full by the end of 2018. The outstanding amount of this commitment as of October 2017 is $48,985.00.

MoJoe Brewing Co. received financing in 2017 in the form of convertible debt. The convertible debt notes carry varying valuation caps, with 5% interest, unless a dissolution event occurs. Each convertible note is scheduled to convert during the Series A investment round.

MoJoe Brewing Co. was a victim of fraud in August 2015 and became liable for fraudulent purchases made on the MoJoe Brewing Co. website. The 'Paypal Obligation' referenced in the attached financial statements is a 0% interest long term liability. Payments are flexible and non-scheduled, and the account is expected to be satisfied in full by the end of 2018. The outstanding amount of this commitment as of October 2017 is $6,018.21.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
	Regulation Crowdfunding	SAFE	$43,376	General operations
4/2017	Other	Convertible Note	$5,000	General operations
4/2017	Other	Convertible Note	$5,000	General operations
5/2017	Other	Convertible Note	$45,000	General operations
8/2017	Other	Convertible Note	$3,000	General operations
8/2017	Other	Convertible Note	$10,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☐ Yes
☑ No

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

MoJoe Brewing Co. wants to change the way we get coffee on the go. The mojoe™ Mobile Brewer is the first travel mug-sized portable single-serve coffee maker that can heat any temperature water and brews coffee directly inside of itself. Just add water, your own coffee grounds (or drop in our biodegradable capsule), and power up to enjoy a fresh, high-quality cup of coffee anywhere, anytime. Join us in writing the next chapter in single-serve brewing.

The mojoe™ Mobile Brewer is poised to change the way we think about getting coffee on the go. As our society becomes more mobile-dependent, MoJoe Brewing Co. is positioned to accommodate time-crunched professionals, commuters, and coffee lovers. In 5 years, the company expects to see sustainable growth and demand as consumer preferences trend towards convenience-driven products and services.

Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Milestones

MoJoe Brewing Company, LLC was incorporated in the State of Maryland in February 2015.

Since then, we have:

- Developed Patent-Pending Portable Brewing Technology: VacDrip™.
- Appeared on CNBC's "Power Pitch" in 2016.
- Received a Best New Product Award at CoffeeFest NY 2016.
- Raised 400% of our Kickstarter goal.
- $160K+ in online pre-order sales.

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2018, the Company had revenues of $0 compared to the year ended December 31, 2017, when the Company had revenues of $0. Our gross margin was % in fiscal year 2018, compared to % in 2017.
- *Assets.* As of December 31, 2018, the Company had total assets of $44,689.80, including $44,689.80 in cash. As of December 31, 2017, the Company had $20,102.82 in total assets, including $20,102.82 in cash.
- *Net Loss.* The Company has had net losses of $32,734.88 and net losses of $63,835.51 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.
- *Liabilities.* The Company's liabilities totaled $275,469.51 for the fiscal year ended December 31, 2018 and $275,469.51 for the fiscal year ended December 31, 2017.

Liquidity & Capital Resources

To-date, the company has been financed with $60,500 in debt and $68,000 in convertibles.

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 8 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise capital in 5 months. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

MoJoe Brewing Company, LLC cash in hand is $44,689.80, as of December 2018. Over the last three months, revenues have averaged $0/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $2,994/month, for an average burn rate of $2,994 per month. Our intent is to be profitable in 5 months.

Our financial picture and projections have remained consistent and relatively unchanged since the end of the crowdfunding campaign in 2018.

Within 6-8 months, income revenue is expected to dramatically increase and become regular due to the launch of the product and commencement of sales.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

I, Joseph Hyman, certify that:

(1) the financial statements of MoJoe Brewing Company, LLC included in this Form are true and complete in all material respects ; and

(2) the tax return information of MoJoe Brewing Company, LLC included in this Form reflects accurately the information reported on the tax return for MoJoe Brewing Company, LLC filed for the fiscal year ended 2017.

Joseph Hyman
CEO

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.mojoebrewing.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

Financials 1
Financials 2

Appendix D: Director & Officer Work History

Alexandre Wing
Ezekiel Kolajo
Joseph Hyman

Appendix E: Supporting Documents

Operating_Agreement_FullyExecuted__1_.pdf



INVEST IN MOJOE BREWING COMPANY

CLOSING IN...

2 days 3 hours 55 minutes 15 seconds

Closing on August 31, 11PM EDT

minimum target met

$59,586

raised of $107,000 maximum target from 95 investors

Brew & enjoy fresh coffee and tea on-the-go with the mojoe™ mobile brewer

MoJoe Brewing Co. wants to change the way we get coffee on the go. The mojoe™ Mobile Brewer is the first travel mug-sized portable single-serve coffee maker that can heat any temperature water and brews coffee directly inside of itself. Just add water, your own coffee grounds (or drop in our biodegradable capsule), and power up to enjoy a fresh, high-quality cup of coffee anywhere, anytime. Join us in writing the next chapter in single-serve brewing.



Joseph Hyman
Co-Founder and CEO
Inventor, mechanical engineer, all-around project manager, and visionary.


Rethink the Coffeemaker
ONE WAY

Why you may want to invest

1. Developed Patent-Pending Portable Brewing Technology: VacDrip™.
2. Appeared on CNBC's "Power Pitch" in 2016.
3. Received a Best New Product Award at CoffeeFest NY 2016.
4. Raised 400% of our Kickstarter goal.
5. $160K+ in online pre-order sales.

$ 250 min

REMIND ME (148)

What you are investing in

Future Equity (Wefunder SAFE)

$6M valuation cap

EARLY BIRD BONUS: $4M Valuation Cap

Investors who fund up to the first $50K of this fundraise will invest in SAFE with a $4M valuation cap.

$10K+ pro rata right threshold

A SAFE gives you the right to future shares in the company. If you invest, you're betting the company will be worth more than $6M in the future.

Earning a return

Learn more about SAFEs

Investor perks

$500+
A MoJoe Investor Pride Pack

$2,500+
A MoJoe Investor Pride Pack + An Exclusive "Investor Pride" Engraved MoJoe + A Lifetime Membership to the MoJoe New Product Testing Team

$5,000+
A MoJoe Investor Pride Pack + An Exclusive "Investor Pride" Engraved MoJoe + A Lifetime Membership to the MoJoe New Product Testing Team + 2 Tickets to CoffeeCon 2018 and the MoJoe Investor Happy Hour in Seattle

Our Ambition

The mojoe™ Mobile Brewer is poised to change the way we think about getting coffee on the go. As our society becomes more mobile-dependent, MoJoe Brewing Co. is positioned to accommodate time-crunched professionals, commuters, and coffee lovers. In 5 years, the company expects to see sustainable growth and demand as consumer preferences trend towards convenience-driven products and services.

transcripts.txt

mojoebrewing.com

Baltimore, MD

$25,000+

A MoJoe Investor Pride Pack + An Exclusive "Investor Pride" Engraved MoJoe + A Lifetime Membership to the MoJoe New Product Testing Team + 2 Tickets to CoffeeCon 2018 and the MoJoe Investor Happy Hour in Seattle + Dinner with the MoJoe Founders at CoffeeCon 2018 in Seattle

see less

food hardware coffee food tech travel tech automotive design manufacturing

Why I Like MoJoe Brewing Company

I hear that over half the world's population drinks coffee every day. That's a lot of people! In my opinion, the mojoe™ mobile brewing system provides a very innovative solution for potentially millions of coffee drinkers. MoJoe Brewing Co. is tapping into a trend that is very hard to ignore. I think that it really does invoke the question of, "Why didn't I think of that?!" I'm excited to see that MoJoe is inviting real consumers like you and me to join their team – we didn't think of it, but we can be part of it. As an angel investor, I look for things like a capable team, a great product solution, and a large market potential. MoJoe gets good marks in all three of these categories, and... READ MORE



John Schveibinz

INVESTOR AT BALTIMORE ANGELS

INVESTED THIS ROUND

THE BUZZ ABOUT MOJOE BREWING COMPANY

The way it works is pretty simple. Rather than having to heat water in the microwave as is the case with other portable mugs, all you have to do is add water to the mojoe and it heats it up to 200 degrees. You then add your own coffee or tea and adjust the settings to the strength you want. After it's done brewing, you mix in milk and sugar and you have a steaming cup of joe.



Michael Casey
Fox News

Now I can finally say what I want for my birthday this year — I want this portable tube of delicious perfection.

Dasha Fayvinova
Bustle.com

Getting out the door each morning for dawn patrol or, you know, a 9-to-5, just got easier thanks to mojoe™ — a coffee maker housed in a travel mug.

Anna Callaghan
Outside Magazine

For that afternoon kick, brew a cup at your desk and never make small talk in the office kitchen again.

Alison Spiegel
Tasting Table

mojoe™ is a mobile coffee maker that takes traditional, at-home coffee making techniques and innovates the concept in a way that lets you brew coffee in a brand new way – while you travel or commute to work.



Adario Strange
Mashable

...a travel mug that brews the coffee right inside itself...

James Cave
Huffington Post

It's important to note that this shift is not only a question of preference, but also a reflection of our increasingly mobile (and WiFi-dependent) lifestyles: ultimately, people drink coffee where and when works for them.

Kyra Auffermann
National Coffee Association

THE BUSINESS JOURNALS

UMBC alum's mug-sized portable coffee maker to debut this spring - Baltimore Business Journal

A UMBC grad made the thing he always wanted as a student: a travel mug that makes its own coffee.
December 19, 2017 @ bizjournals.com

NEW ATLAS

Mojoe puts a battery-powered drip coffeemaker in your travel mug

View gallery - 4 images Is humanity growing tardier and tardier? It sure seems that way when looking at the coffee-on-the-go market. There's an almost endless supply of travel mugs and vacuum bottles out there, and more and more brew-on-the-go
December 19, 2017 @ newatlas.com

CNBC

Brew coffee in your travel mug

A start-up is crossing your coffee maker with your travel mug to create a mobile brewing machine that can deliver you a fresh cup of Joe just about anywhere. "Mojoe is just like your coffee maker at home, except we've engineered a way to cram it
August 24, 2016 @ cnbc.com

Here's a mug that brews its own coffee, tea

Have you ever stared at an empty coffee mug and wished you had just one more cup? Well, the same thought came to Joseph Hyman when he was in the University of Maryland, Baltimore County library a few years back.
March 22, 2016 @ foxnews.com

You can now make your coffee on the go

Mojoe, the new portable coffee machine, allows you to brew your own coffee anytime anywhere. The successful Kickstarter project created by MoJoe Brewing Co received $85,860 from 728 backers to help bring mojoe to life. Whether on the bus or walking
March 8, 2016 @ au.be.yahoo.com

A Travel Mug That Will Actually Brew Your Coffee

Getting out the door each morning for dawn patrol or, you know, a 9-to-5, just got easier thanks to Mojoe -a coffee maker housed in a travel mug. Just pour the grounds in the cup, add cold water, and power it up.
February 10, 2016 @ outsideonline.com

This Portable Coffeemaker May Change Your Life

Even the best food could use a dash of ones and zeros. Geek out with us as we explore the intersection of food and technology this month. Coffee geeks, rejoice. Thanks to mojoe, a new portable coffeemaker, you can now brew your own coffee on
February 2, 2016 @ tastingtable.com

Every Coffee Lover Needs To Know About This Portable Coffee Maker

Coffee is the only reason I am able to be a functional human every morning, so when I saw the Kickstarter for a Mojoe -a portable coffee maker and traveling mug, I knew that my days were about to become brighter. And I was right. Now I can finally sa
January 29, 2016 @ bustle.com

Mojoe is a Travel Mug and Coffee Maker All in One

Share Tweet Submit Pin Travel mugs are fairly easy to come by, but how about one that also happens to be a portable coffee maker? That's the thinking behind Mojoe, a travel mug that will also brew your coffee and tea on the go, no matter where you
January 12, 2016 @ pastemagazine.com

My crowdfunding campaign: A coffee-making travel mug

Welcome to On Small Business's series spotlighting interesting crowdfunding campaigns. Every week, we'll feature a new company or individual attempting to raise money through these new online portals. Who: Joseph Hyman, 27, a mechanical
December 31, 2015 @ washingtonpost.com

Joe to go: These mugs double as portable coffee makers

I have my morning routine down to a science, so I can wake up as late as possible and still do everything I need to do before catching the bus. This means I have to wait until I'm at the office to grab coffee, though, because I haven't slotted brewing time
December 28, 2015 @ digitaltrends.com

This travel mug promises to brew coffee on the go

Why did this take so long? Finally, someone has invented a mobile coffee brewer that doubles as a travel mug. Featured on Kickstarter, Baltimore-based MoJoe is a mobile brewing operation that seems to solve the problem of waiting for coffee to brew,
December 21, 2015 @ geekwire.com

This Travel Mug Actually Brews Coffee Inside Itself

If you consider "waiting in line at Dunkin' Donuts" to be one of life's biggest struggles, a new invention is about to make your life much more manageable. Still in its Kickstarter phase, the MoJoe Personal Mobile Brewer is a travel mug that brews the
December 17, 2015 @ huffingtonpost.com

The First Portable Single-Serve Brewer

For coffee consumers that need the benefits of a single-serve brewer, but are inadequately served by current on-the-go coffee options, the mojoe™ Mobile Brewer provides a convenient alternative. No more waiting at home or stopping at a cafe for a cup of coffee – the mojoe™ brews a fresh cup for you wherever you are.



The Market is Ready for a Portable Brewer


THE TREND IS VERY CLEAR: CONSUMERS ARE INCREASINGLY IN NEED OF CONVENIENT COFFEE OPTIONS

"It's important to note that [the shift to out-of-home coffee consumption] is not only a question of preference, but also a reflection of our increasingly mobile (and WiFi-dependent) lifestyles: ultimately, people drink coffee where and when works for them."
- Kyra Auffermann, National Coffee Association

Demand for Single-Serve Brewers is Growing

The mojoe™ Mobile Brewer addressess the growing needs of coffee drinkers: a single, freshly brewed cup on-the-go.



50%
37.5%
25%
12.5%
0
2012
2013
2014
2015
2016
2017
Percent of Coffee Drinkers Who Consumed Coffee Out-of-Home
Percent of U.S. Households That Own a Single-Serve Brewing Machine
Out-of-Home Coffee Consumption
Single-Serve Brewer Demand

*These statistics are based on studies from the National Coffee Assocation and published in the National Coffee Drinking Trends 2017 Report.

191 million
Americans who drink coffee every day

46%
Coffee drinkers who drink coffee on-the-go every day

104 million
Americans who intend to buy or gift a single-serve brewer in 2018

A Coffee Maker Crammed into a Travel Mug

The underlying patent-pending technology on which mojoe™ is based is called VacDrip™, a mobile brewing system that borrows concepts from vacuum, or siphon brewing, and traditional drip brewing. The design uses water vapor to move hot water within the device, passing through coffee grounds, and brewing coffee in the process. The innovative adaptation of these two familiar brewing methods allows for a design that can be completely self-contained within a travel mug-sized envelope and conveniently used as a cup or travel mug.


mojoe™
Mobile Brewer
Self-Cleaning
One-touch self-cleaning mode makes it easy to clean up on the go
Thermal Construction
Double-wall construction and a silicone hand grip protect against the hot coffee inside
BPA Free & Food Safe Plastic
Food and temperature grade materials ensure your coffee is safe
Fits All Cup Holders
Designed to be flexible with your surroundings

Simple and Easy to Use



1. Add Water

Add any temperature water to the water reservoir.



2. Add Coffee

Insert the mojoe™ Reusable Coffee Filter with your own grounds or use one of our biodegradable mojoe™ To Go Cups capsules.



3. Power Up

Plug in with a car adapter, wall adapter, or use the pre-charged resuable battery.



4. Enjoy!

You can also drink directly from the mojoe™.

We're All Better with Coffee


mojoe™
Brewing Co.

How Your Investment Will Help Us

Your investment will directly contribute to the company's growth over the next 12-18 months.



Inventory

Purchase stock for direct sales and international distribution.



Marketing

Initiate several pre-launch and post-launch marketing & advertising campaigns.



Operations

Establish efficient processes and staff to drive growth opportunities.

Our Progress so Far

2008



Founder Joseph Hyman Develops mojoe™ Concept

While studying late one night in his college library, badly in need of coffee, he wonders why there isn't a good portable coffee brewer on the market.

2014



First Prototype Created

We had a huge breakthrough and invented the patent-pending pressure-driven brewing process, VacDrip™.

2015

MoJoe Brewing Company Founded

We committed to bringing mojoe™ to all coffee lovers who need freshly brewed coffee when they are on-the-go.

Late 2015

VacDrip™ Patent Submitted

Our proprietary technology was submitted to the U.S. Patent and Trademark Office.

January 2016



Kickstarter Campaign is +400% Funded

Backers supported the mojoe™ Mobile Brewer by surpassing the campaign goal in less than 5 days.

Mid-2016



Best New Product Award at CoffeeFest NY

Voted one of the top Best New Products by CoffeeFest judges and CoffeeFest attendees.

Mid-2017



Pre-Manufacturing Activities Commences

After usability and technical adjustments, we began preparing for mass production.

Early 2018

Final Mold Reviews

The MoJoe engineering team will review and finalize molds with manufacturers engineers.

Early 2018

Ship Pre-Order Units

Kickstarter rewards and pre-ordered units will begin shipping to customers.

Mid-2018

Official Product Launch

The mojoe™ Mobile Brewer will be introduced to the market and become readily available via the company website.

Join Us in Writing the Next Chapter in Single-Serve Brewing









Over the past three years, our team has worked tirelessly to develop the mojoe™ Mobile Brewer, the first travel mug-sized, portable single-serve brewer. The mojoe™ uses convenient biodegradable coffee capsules (or your own coffee capsules), heats any temperature water, and brews fresh coffee (or tea) directly inside of the device. Our goal was to develop a coffee maker that not only brewed delicious coffee, but was truly an effective accessory for time-crunched coffee drinkers on-the-go. The result was a gorgeous portable brewer that is designed with ultra-convenience in mind.

We have seen an incredible response to the mojoe™, with media mentions in high-profile technology and business publications, as well as an appearance on CNBC's "Power Lunch." Our patent-pending brewing system has been fully prototyped and tested, and is ready for manufacturing and distribution to 1,600+ pre-order customers, and thousands more around the globe anxiously awaiting the mojoe™ launch.

Today, we are excited to personally invite you to become part of the MoJoe story. When you you invest in MoJoe Brewing Co., you're investing in the future of enjoying coffee on-the-go. We're eager to have you join the team and help us write the next chapter in single-serve brewing.

We're building something that coffee lover's need. Become an investor and let's rethink coffee with the mojoe™ Mobile Brewer.

Keep Calm & Brew Now,



Joseph Hyman, Alexandre Wing, and Ezekiel Kolajo

Marketing & Selling mojoe™

The company has developed a strategic customer acquisition plan that targets the most likely mojoe™ consumers and deliberately delivers messaging that drives consumers to purchase. Using the acquisition funnel concept, the company separates potential customers into four groups: Leads, Prospects, Customers, and Repeat Customers. Each type of potential customer is served different messaging based on buyer type (i.e. consumer, gifter, business, etc.), target segment (i.e. active millennials, commuter, and professional, etc.), and where they are in the buying process. Once the potential customer passes through a certain buyer funnel, they are advanced into another buyer funnel and are served messaging to continue to influence a transaction.

Meet the Founders


mojoe
Brewing Co.

Joseph Hyman

Co-Founder and CEO

Inventor, mechanical engineer, all-around project manager, and visionary.


mojoe
Brewing Co.

Alexandre Wing

Co-Founder and Creative Lead

The brain behind the company's creative direction, visuals, online presence, and brand development.


mojoe
Brewing Co.

Ezekiel Kolajo

Co-Founder and Engineer

Mechanical engineer and designer, responsible for product development and manufacturing.

Raised $188,086From 95+ Investors

Malek Ali

Erika Moore-Thames

Gary Davis

Kjell Kling

Been in the Security Business for over 40+ years and in my own business in Video Surveillance since 2000.

Walter Himelstein

Investor in great business products.

Reem Ansari

MORE INVESTORS

Interview

Wefunder interviewed Joseph Hyman on April 19, 2017.

– COLLAPSE ALL

WF: What is MoJoe Brewing Company?

HYMAN: MoJoe Brewing Co. is a brewing technology company that invented the first portable single-serve coffee maker. Think a Keurig machine crammed inside of a travel mug, where you can add any temperature water and your own coffee grounds, or our proprietary capsule, called mojoe™ To Go Cups. Then just power up using the mojoe™ wall adapter, car adapter, or rechargeable battery. You can brew coffee directly in the device and enjoy directly from the mug when it's finished.

WF: How did you come up with the idea for mojoe™?

HYMAN: I was in college studying for an engineering degree. I was in the library at some insane time at night and I wanted coffee, but I didn't want to go back to the dorm. I also didn't want to spend my money at the cafe in the library's lobby. I realized that if there was a mobile coffee maker where I could brew coffee right there, right in the library, I wouldn't even have to move. That's basically when the light bulb moment went off. I waited a few more years, built a team with a couple of my friends, and after banging our heads together for a while, we developed VacDrip™ and decided to launch the product.

WF: How did you figure out how to squeeze all of this technology into a cup?

HYMAN: My teammate and I are mechanical engineers, so we were able to develop the product basically on our own. We studied different ways of brewing coffee until we landed on a unique demonstration of vacuum/siphon brewing. We combined that concept with what we knew about traditional drip coffee and were able to design a genuine coffee maker that fit into a tight space.

WF: How exactly does mojoe™ technology work?

HYMAN: We've put in a lot of work to ensure the brewing process all the way to drinking the cup of coffee is simple with a high level of usability and coffee quality. You can either use the mojoe™ Reusable Filter and add your own coffee grounds or our biodegradable mojoe™ To Go Cups capsules. You open the mojoe™ lid and just drop the reusable filter or capsule into the top half of the mojoe™. Then, you simply add water to the water reservoir, which occupies the other half of the top view of the mojoe™. Once you have your coffee and the water in place, you just screw the top back on, plug it in, and push to start. It has LED notifications to let you know what's going on with the brewer before, during, and after the brewing process. If you forget to put your water in or want to wait for the coffee to cool, you'll have a certain series of red or green LED blinks that will tell you what you're doing. Once the mojoe™ is done brewing in 10-12 minutes, you can drink right from it because the lid is just like your average travel mug.

WF: How long did it take to get the production-ready brewer out the door to those initial orders you got from your round on Kickstarter?

HYMAN: We are actually in the manufacturing phase for those units right now – the last step to getting all of the Kickstarter orders out to the people. That will become our official launch. During our Kickstarter round, we had our initial prototype, and it worked well, but after going to different conferences and trade shows, we had a lot of users who loved it but it recognized some usability issues that needed to be addressed before releasing it. We made the changes and updated the design, and that's what we'll be launching into the market in a few months after the Wefunder campaign.

WF: What did you see in the coffee market that was missing?

HYMAN: A portable coffee maker. You would think that it has done before, but nobody has launched a genuine portable brewer. In a world where we drink coffee every day, at home and on the go, we thought there should be an option to brew a single cup while you are away from home.

WF: What is your price point for mojoe™? How does your price compare to other brands?

HYMAN: Right now retail is going to be $99 on our website. The price point is very much based on the actual costs to make the product, coupled with the volume that we're looking for. When you look at the price of other single serve brewers, mojoe™ turns out to be one of the lowest cost options. The smallest Keurig is $89. All of the other brewers have an average cost of about $160, and those are the company's low-level brewers. The mid-level brewers, the ones that the majority of their customers purchase, are $250 to $300 per brewer. When you consider that, we felt that our price point was comfortable because we offer the unique value of portability.

WF: Who are your competitors?

HYMAN: Our competitors are going to be Keurig, Green Mountain, and other single-serve brewers, as well as Starbucks, Dunkin Donuts, and McDonald's, the top three leading fast food style coffee chains. We all occupy what I call the "convenient coffee" market. In the convenient coffee market, consumers require a high-level of convenience, and we're all trying to satisfy that demand. We just do it in different ways.

WF: What keeps you up at night about the future of MoJoe?

HYMAN: Supply chain risk. It is critical that we keep up with demand and that our supply chain works smoothly. We have put in significant effort to mitigate risks at all points in the supply chain by implementing supplier audits, hiring third-party quality control teams, and working with reputable manufacturers that work for Fortune 500 companies. It is impossible to remove all risk, but we have focused on this element of our business to a large degree in order to ensure smooth operation and efficient production.

WF: What makes you and your team qualified to carry this through and make it successful?

HYMAN: Before I began this project with MoJoe in 2013, I worked in construction management for a Fortune 500 company where we built huge multi-million dollar buildings for our clients. In this line of work, you are working with multiple contractors — typically a different contractor for each part of the building (i.e. bricks, concrete, roofing, etc.) — and million dollar contracts over a period of two to three years a time. It is essential that you are not only able to understand the "big picture" as a whole, but also have a high-level understanding of each individual piece and how they affect the other. I was able to master this project management concept and it has been directly attributable to how I run MoJoe Brewing Co. I quit that job to run MoJoe, so now I do this full time. I apply those same exact principles to what we do here. Way back in 2013, I was able to visualize all of the little pieces that needed to go together to build this company and build a great product. Now we're almost there to fulfill that high-level goal that I saw way back then.

I am also a Mechanical Engineer (UMBC '11), which lends to the type of work we are doing, but in terms of engineering and design, Ezekiel Kolajo's contribution and capabilities are enormous, and we lean on him for his expertise. His experience in mechanical engineering systems and manufacturing have empowered us to complete all of the engineering work on our own. Our ability to self-perform some of the most technical and challenging elements of our work really gives us a leg up and puts us in a great position to be successful.

Alex Wing's skill set rounds out the core team and the company's ability to self-perform and get things done quickly and at low cost. As our creative lead, his design and marketing expertise gives us the ability to showcase our product with high-quality branding and creative assets. Almost everything MoJoe-related has been conceptualized and designed in-house — from choosing brand colors to packaging, to our cool videos — everything.

All of our skills and experiences directly lend themselves to what we are doing with MoJoe Brewing Co. and put us in a great position to successfully grow this company.

Ask a Question

Type your question here...

ASK QUESTION

Craig Vom Lehn Jan 23

There was a $4M early bird valuation, but now I don't see it. Was that changed for some reason?

Joseph Hyman Co-Founder and CEO FOUNDER Jan 23

The $4M Early Bird valuation is still applicable for the first $50,000 raised. We recently crossed the $50K line and the "$4M Early Bird Valuation" banner was removed from our page. Then, almost at the same time, an investor canceled their pledge and our raise dropped below $50K. For some reason, the banner never re-appeared, but the early bird is still available until we cross $50K again.

Ross Randrup Jan 22

What is the p reward for a basic level investor, say minimum $250, and for say a $2500 level, assuming you hit all goals?

Joseph Hyman Co-Founder and CEO FOUNDER Jan 22

Hi Ross. Thanks for your question! For a $250 level investor, you will receive future equity in MoJoe Brewing Co. and a 25% discount on all purchases made on the MoJoe website during the first year of the investment. If you invest $500+, you will receive future equity, the 25% discount, and the following perks:

$500+
A MoJoe Investor Pride Pack (a MoJoe branded leather-bound executive notebook, MoJoe branded luxury writing pen, and a MoJoe icon lapel pin ~ the 'o' in MoJoe)

$2,500+
A MoJoe Investor Pride Pack + An Exclusive "Investor Pride" Engraved MoJoe + A Lifetime Membership to the MoJoe New Product Testing Team

$5,000+
A MoJoe Investor Pride Pack + An Exclusive "Investor Pride" Engraved MoJoe + A Lifetime Membership to the MoJoe New Product Testing Team + 2 Tickets to CoffeeCon 2018 and the MoJoe Investor Happy Hour in Seattle

$25,000+
A MoJoe Investor Pride Pack + An Exclusive "Investor Pride" Engraved MoJoe + A Lifetime Membership to the MoJoe New Product Testing Team + 2 Tickets to CoffeeCon 2018 and the MoJoe Investor Happy Hour in Seattle + Dinner with the MoJoe Founders at CoffeeCon 2018 in Seattle

MORE QUESTIONS

RISKS

1 Financing Risk: Developing hardware technology typically requires significant front-end financing to develop the product and manage inventory. The company has developed a financial and development strategy that is sound and achievable, however, the inability to secure adequate financing at anytime during the life of the venture could potentially jeopardize the future of the company.

Competition: Despite filing utility and design patents, competitive and

READ MORE RISKS

OTHER DISCLOSURES

Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, and more.

THE FUNDING PORTAL

MoJoe Brewing Company is conducting a Regulation Crowdfunding offering via **Wefunder Portal LLC**. CRD Number: #283503.

$250 min INVEST

Can I change my mind and get a refund?

How is Wefunder compensated?

Have another question?



MOJOE BREWING COMPANY

2018 Report

Dear investors,

We are increasingly living in a world where mobility is critical to our daily lives. Earlier this year, Kayla Auffermann of the National Coffee Association reflected on mobility in the lives of coffee drinkers, writing, "It's important to note that [the shift to out-of-home coffee consumption] is not only a question of preference, but also a reflection of our increasingly mobile (and WiFi-dependent) lifestyles: ultimately, people drink coffee where and when works for them."

As we continue through 2019, many coffee brands are heeding to this trend and barreling towards more mobile friendly products and services. Dunkin' Brands (who recently dropped the 'Donuts' in an effort to move toward beverage-led retail) has been launching mobile products that cater to the customer on-the-go. The company launched an On-The-Go Mobile Ordering App and a drive-thru lane just for mobile orders, one of the first in the industry.

As a part of their recent growth strategy, Starbucks Corporation has put major focus on their digital footprint, "opening the App's Mobile-Order-and-Pay capabilities to non-Starbucks Rewards members [and unveiling] a series of campaigns – inside and outside stores – designed to build personalized digital relationships with customers that create new revenue opportunities."

MoJoe Brewing Co. created the mojoe™ Mobile Brewer to accommodate time-crunched professionals, commuters, and coffee lovers and is expected to share the on-the-go coffee space with brands such as Dunkin', Starbucks, and Keurig Green Mountain. In the next 5-10 years, as mobile coffee consumption continues to rise, the mojoe™ Mobile Brewer will be commonplace in homes and workplaces.

Even more, as self-driving car technology becomes more commonplace, so will in-car brewing, as driverless cars turn lost commuting time into quality time. Your morning coffee may be very different in a few years.

The mojoe™ Mobile Brewer will be here this year: we are projecting pre-order shipments and product launch in late 2019. As we gear up for launch, we will hone in on exact dates and confirm addresses

We need your help!

Upon launch, we will rely on your ambassadorship. Your voice and passion will help us make mojoe a commonplace brand in homes, cars, hotels, and offices around the world. We invite you to attend shows we are participating in, and conducting product reviews that we can share. If there are other ways for you to contribute, we look forward to understanding how and working with you to help make people better with coffee.

Sincerely,

Joseph Hyman
Co-Founder and CEO

Alexandre Wing
Co-Founder and Creative Lead

Ezekiel Kolajo
Co-Founder and Engineer

Our Mission

The mojoe™ Mobile Brewer is poised to change the way we think about getting coffee on the go. As our society becomes more mobile-dependent, MoJoe Brewing Co. is positioned to accommodate time-crunched professionals, commuters, and coffee lovers. In 5 years, the company expects to see sustainable growth and demand as consumer preferences trend towards convenience-driven products and services.

See our full profile

How did we do this year?

Report Card

A-

The Good

We won an Excellence in Design award at Smart Kitchen Summit.

We were accepted in a top Baltimore Startup Accelerator.

We made incredible headway in manufacturing development.

The Bad

Manufacturing operations are taking longer than expected, but moving forward.

We haven't launched yet, but the market is still primed for a product like mojoe.

Indirect competitors continue to recognize the on the go coffee consumer trend

2018 At a Glance

January 1 to December 31


$$$$

$0
Revenue



-$32,735
Net Loss


IOU!

$152,466 [0%]
Short Term Debt



$56,186
Raised in 2017



$44,690
Cash on Hand

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

MoJoe Brewing Co. wants to change the way we get coffee on the go. The mojoe™ Mobile Brewer is the first travel mug-sized portable single-serve coffee maker that can heat any temperature water and brews coffee directly inside of itself. Just add water, your own coffee grounds (or drop in our biodegradable capsule), and power up to enjoy a fresh, high-quality cup of coffee anywhere, anytime. Join us in writing the next chapter in single-serve brewing.

The mojoe™ Mobile Brewer is poised to change the way we think about getting coffee on the go. As our society becomes more mobile-dependent, MoJoe Brewing Co. is positioned to accommodate time-crunched professionals, commuters, and coffee lovers. In 5 years, the company expects to see sustainable growth and demand as consumer preferences trend towards convenience-driven products and services.

Given the Company’s limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Milestones

MoJoe Brewing Company, LLC was incorporated in the State of Maryland in February 2015.

Since then, we have:

- Developed Patent-Pending Portable Brewing Technology: VacDrip™.

- Appeared on CNBC's "Power Pitch" in 2016.

- Received a Best New Product Award at CoffeeFest NY 2016.

- Raised 400% of our Kickstarter goal.

- $160K+ in online pre-order sales.

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2018, the Company had revenues of $0 compared to the year ended December 31, 2017, when the Company had revenues of $0. Our gross margin was % in fiscal year 2018, compared to % in 2017.
- *Assets.* As of December 31, 2018, the Company had total assets of $44,689.80, including $44,689.80 in cash. As of December 31, 2017, the Company had $20,102.82 in total assets, including $20,102.82 in cash.
- *Net Loss.* The Company has had net losses of $32,734.88 and net losses of $63,835.51 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.
- *Liabilities.* The Company's liabilities totaled $275,469.51 for the fiscal year ended December 31, 2018 and $275,469.51 for the fiscal year ended December 31, 2017.

Liquidity & Capital Resources

To-date, the company has been financed with $60,500 in debt and $68,000 in convertibles.

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 8 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise capital in 5 months. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

MoJoe Brewing Company, LLC cash in hand is $44,689.80, as of December 2018. Over the last three months, revenues have averaged $0/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $2,994/month, for an average burn rate of $2,994 per month. Our intent is to be profitable in 5 months.

Our financial picture and projections have remained consistent and relatively unchanged since the end of the crowdfunding campaign in 2018.

Within 6-8 months, income revenue is expected to dramatically increase and become regular due to the launch of the product and commencement of sales.

Net Margin: -Inf%

Gross Margin: NaN%

Return on Assets: -73%

Earnings per Share: -$0.33

Revenue per Employee: $0

Cash to Assets: 100%

Revenue to Receivables: ~

Debt Ratio: 616%

GAAP_Finances_w_Notes_Combined_2018.pdf

MoeJoe_Brewing_2015_2016_2017_Financials.pdf

We ❤ Our 88 Investors

Thank You For Believing In Us

Kjell Kling
Walter Himelstein
Joseph Cutler
Matthew Stroia
Firas Alqahoush
Harold Albaugh
Craig Vom Lehn
Andrew Coppola
Andre Harrell
Karen Shaw
Ana Kilani
John Thorne
Gautam Panikulangara
Michael Riepen
Malek Ali
Erika Moore-Thames
Gary Davis
Reem Ansari
Christian Lutzke
John Lowe
Louise Kross
Xavier Wilkins
Roger Chambliss
Russell Bogan
Doug Comunale
Baron Huntington
Jon Mooneyham
Tim Spero
Shayne Long
Charles Martin Ellingwood
Ralph M Mobley
Cranford L Scott
Morris Gelman
Garrison Adomian
Mohammed S Rais
John Jackson
Christina Razzano
Arthur R. Thomas, Jr.
Suzanne Smith
Yonasan Schwartz
Randall K. Thompson
Jeanice Mims
Midhat Qidwai
Rob Dougan
David Lerner
Geneva Ware-Rice
Steve Brady
Inna Rostker
Mary Dougherty
Gary Gusewitch
Stephanie Ng
Sohail Makhdoom
Kyriacos Skevas
Anastasia Rallis
Michael Johannsen
Laxman RMolugu
Robert Weiner
Spencer Graham
James Jung
Leonora L Uy
Phillip Tillery
Samuel Polsky

Thomas C Horton
Wilson Legacy Investme...
Ryo Canda
Hani Gobran
Cathy Hughes
Ronel Delva
Amanda Brioche
Ebonie Mitchell
Jarvis Miu
Terry Nance
Thomas Edward Edgeho...
Jordan Reed
Tina Rosenbaum
Marlon Manney
Jerome Victor Roberson
James P Turley
Mundi Gove
Michael L. Younger
Marcus O'neil Davis
Christian Phillips
Adedapo Adewale
Bryan Pega
Quentin Noel
Rachael Joseph
Robert D Nock
Christopher Mills

Thank You!

From the MoJoe Brewing Company Team



Joseph Hyman
Co-Founder and CEO



Alexandre Wing
Co-Founder and Creative Lead



Ezekiel Kolajo
Co-Founder and Engineer

Details

The Board of Directors

None.

Officers

OFFICER	TITLE	JOINED
Joseph Hyman	CEO	2015
Alexandre Wing	COO, Creative Lead	2015
Ezekiel Kolajo	Lead Engineer	2015

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Joseph Hyman	40,500 Membership Units	40.5%
Alexandre Wing	40,500 Membership Units	40.5%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
04/2017	$5,000	Safe	Other
04/2017	$5,000	Safe	Other
05/2017	$45,000	Safe	Other
08/2017	$3,000	Safe	Other
08/2017	$10,000	Safe	Other

The use of proceeds is to fund general operations.

Convertible Notes Outstanding

ISSUED	AMOUNT	INTEREST	DISCOUNT	VALUATION CAP	MATURITY
04/25/2017	$5,000	5.0%	0.0%	$500,000	01/31/2019
04/28/2017	$5,000	5.0%	0.0%	$500,000	01/31/2019
05/25/2017	$45,000	5.0%	0.0%	$500,000	01/31/2019
08/21/2017	$3,000	5.0%	0.0%	$1,000,000	01/31/2019
08/25/2017	$10,000	5.0%	0.0%	$1,000,000	01/31/2019

Outstanding Debts

LENDER	ISSUED	AMOUNT	OUSTANDING	INTEREST	MATURITY	CURRENT?
Zachary Blott	06/01/2015	$37,500		5.0%	12/31/2018	Yes
Zachary Blott	06/15/2016	$23,000		5.0%	12/31/2018	Yes

Related Party Transactions

MoJoe Brewing Co. received a non-traditional ("Family & Friends" loan) of $37,500 and $23,000 in 2015 and 2016, respectively, for the purposes of R&D, Advertising, and Administrative costs. The loan is payable to Zachary Blott, carrying a 5% interest. Payments are flexible and non-scheduled, and the account is expected to paid in full by the end of 2018. The outstanding amount of this commitment is $48,985.00.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Membership Interests	100,000	100,000	Yes

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	
Options:	

Risks

Alexander Wing and Ezekiel Kolajo are part time officers. This may result in diminished time being committed to MoJoe Brewing and potentially impact company performance.

The Company's future success depends on the continued services and performances of key management, consultants and advisors, and it currently does not carry key person life insurance. Also, the Company's future success may further depend on the Company's ability to attract and retain additional key personnel and third party contractual relationships. If the Company is unable to attract and retain key personnel and third party contractors, this could adversely affect our business, financial condition, and operating results.

We rely on various intellectual property rights in order to operate our business. Our intellectual property rights, including pending patents, may not be sufficiently broad or otherwise may not provide us a significant competitive advantage. In addition, the steps that we have taken to maintain and protect our intellectual property may not prevent it from being challenged, invalidated, circumvented or designed-around, particularly in countries where intellectual property rights are not highly developed or protected. In some circumstances, enforcement may not be available to us because an infringer has a dominant intellectual property position or for other business reasons. Any failure by the Company to obtain or maintain intellectual property rights that convey competitive advantage, adequately protect our intellectual property or detect or prevent circumvention or unauthorized use of such property, could adversely impact our competitive position and results of operations. We also rely on nondisclosure and noncompetition agreements with vendors, consultants and other parties to protect, in part, trade secrets and other proprietary rights. There can be no assurance that these agreements will adequately protect our trade secrets and other proprietary rights and will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets or other proprietary rights. As we expand our business, protecting our intellectual property will become increasingly important. The protective steps we have taken may be inadequate to deter our competitors from using our proprietary information. In order to protect or enforce our intellectual property rights, we may be required to initiate litigation against third parties, such as infringement lawsuits. Also, these third parties may assert claims against us with or without provocation. These lawsuits could be expensive, take significant time and could divert management's attention from other business concerns. The law relating to the scope and validity of claims in the technology field in which we operate is still evolving and, consequently, intellectual property positions in our industry are generally uncertain. We cannot assure you that we will prevail in any of these potential suits or that the damages or other remedies awarded, if any, would be commercially valuable.

The United States and international economies have experienced a period of slowing economic growth. A sustained economic recovery is uncertain. In particular, terrorist acts and similar events, continued turmoil in the Middle East or war in general could contribute to a slowdown of the demand for energy systems in residential and commercial buildings. In addition, increases in interest rates may increase financing costs to customers, which in turn may decrease demand for such products. If the economic recovery is delayed as a result of the recent economic, political and social turmoil, or if there are further terrorist attacks in the United States or elsewhere, we may experience decreases in the demand for our products, which may harm our operating results.

The Company has made certain assumptions about the coffee and single serve coffee marketplace in order to create financial projections for the business. There is risk associated with the accuracy of these projections due to continuous changes in technology, new feature introductions by competitors, changes in user preferences and shifts in user demographics.

We are subject to income taxes as well as non-income based taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in the US. Changes in employment laws or regulation could harm our performance.

Financing Risk: Developing hardware technology typically requires significant front-end financing to develop the product and manage inventory. The company has developed a financial and development strategy that is sound and achievable, however, the inability to secure adequate financing at anytime during the life of the venture could potentially jeopardize the future of the company.

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

Competition: Despite filing utility and design patents, competitive and extremely well funded competitor(s) (i.e. large incumbent companies) entering the market could jeopardize the future of the company.

Commercialization Risk: As with any consumer product, the company's product relies on commercial adoption for success. Our sales to date provide high confidence that there will be a demand for the product, however, low demand for the product could potentially jeopardize the future of the company.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from unitholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company to manage the Company so as to maximize value for unitholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company. If the Management of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its unitholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Management, and the Investor will have no independent right to name or remove an officer or member of the Management of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the unitholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the unitholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The unitholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The unitholders have the right to redeem their securities at any time. Unitholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional units, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor®;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of units . As discussed in Question 13, when we engage in an offering of equity interests involving Units , Investors may receive a number of Units calculated as either (i) the total value of the Investor's investment, divided by the price of the Unit being issued to new Investors, or (ii) if the valuation for the company is more than the Valuation Cap, the amount invested divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time. Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Units that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our management . Among the factors we may consider in determining the price of Units are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. In the future, we will perform valuations of our units that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

MoJoe Brewing Company, LLC

- Maryland Limited Liability Company
- Organized February 2015
- 3 employees

803 Cathedral St.
PO Box 41287
Baltimore MD 21201

http://www.mojoebrewing.com

Business Description

Refer to the MoJoe Brewing Company profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

MoJoe Brewing Company is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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You're pretty neat.

You're the first one here!
Early people don't usually get a prize, so here's a love letter from us.



Alexandre Wing

Co-Founder at MoJoe Brewing Co.

MoJoe Brewing Co. • University of Maryland College Park

Washington D.C. Metro Area • 346

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WHAT WE DO: We make it easy to brew and enjoy coffee on the go.

HOW WE DO IT: With mojoe™, first of its kind, single serve mobile coffee maker that is all-in-one, heats any temperature water, and converts into a travel mug when it's finished brewing.

OUR STORY: We founded MoJoe Brewing Co. in 2014. Thinking about how coffee drinkers consume coffee on the go. Why is it when you have to get coffee you have to sacrifice productivity, waste time and waste money? Well, we figured you don't, if you had a mobile coffee maker, and that's the problem we set out to solve — we wanted to rethink the way you get coffee on the go with a true mobile coffee maker.

AWARDS: A "Best New Product" Award at CoffeeFest NY 2016

PRESS AND APPEARANCES: CNBC's PowerPitch, Fox News, The Washington Post, Mashable, The Huffington Post, Tasting Table, Outside Magazine, eMERGE AMERICAS 2016, Collision Conference 2016 (New Orleans)

LEARN MORE: Visit www.mojoebrewing.com

TRUE FACTS ABOUT ME: I am early student of UX and lover of visual storytelling (freelance brand identity design, photography, and videography mostly). I also love physical fitness, tennis, basketball, running, anything that involves moving my body. And I'm working on growing a beard because I have been known to be mistaken for up to 10 years younger than I am.

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Experience

Co-Founder
MoJoe Brewing Co.
2013 – Present • 4 yrs
Baltimore, MD

-Developing our product narrative and branding by owning all marketing collateral such as website, advertisements, etc.
-Building and maintaining partnership relations with local companies
-Devising brand development, web site traffic growth, web site UI and advertising revenue.
-Managing paid acquisition channels such as search, social and traditional channels
-Growing and maintaining a robust sales funnel

Respiratory Care Practitioner II
MedStar Health
Jul 2012 – Present • 5 yrs 6 mos

Education

University of Maryland College Park
Bachelor of Science (B.S.), Kinesiology and Exercise Science
2006 – 2010

Prince George's Community College
Associate of Arts and Sciences (A.A.S.), Respiratory Care Therapy/Therapist, 3.5
Activities and Societies: AARC Member

Clinical Practicum
-Washington Hospital Center, Washington, DC
-Children's National Medical Center, Washington, DC
-Prince George's Hospital Center, Landover, MD

Featured Skills & Endorsements

Clinical Research · 18 — **Jerome Roberson and 17 connections** have given endorsements for this skill

Healthcare · 16 — **Jerome Roberson and 15 connections** have given endorsements for this skill

Hospitals · 15 — **Jerome Roberson and 14 connections** have given endorsements for this skill

See 17 more skills

Accomplishments

1 **Language**
German

Interests

University of Maryland College Park
293,902 followers

University of Maryland College Park
327,215 followers

MedStar Health
15,700 followers

B.E. Smith
16,749 followers

Prince George's Community College
23,090 followers

Prince George's Community College
20,625 followers

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Ezekiel Kolajo

Mechanical Engineer at Corning Incorporated

Corning Incorporated • Georgia Institute of Technology

Charlotte, North Carolina • 317

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Ezekiel's Activity

+ Follow

318 followers



First African-American Astronaut for Space Station Blasting Off Next Year

Ezekiel liked

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Experience

CORNING

Mechanical Engineer

Corning Incorporated

Oct 2017 – Present • 3 mos

Charlotte, North Carolina Area

Manufacturing Process Engineer II
Northrop Grumman Corporation
Mar 2015 – Sep 2017 • 2 yrs 7 mos
Baltimore, Maryland Area

Manufacturing Engineer
Unilife Corporation
Dec 2012 – Mar 2015 • 2 yrs 4 mos
York, Pennsylvania Area

•Designed assembly fixtures in SolidWorks for fabrication in the machine shop

•Assembled and debugged all fixtures prior to release for use in production

•Collaborated with Design Team to design, test, and modify mechanical drive components of device in SolidWorks, and evaluate performance via 3D printing/prototyping and testing

•Purchased and oversaw installation of production equipment for seven different sub assembly processes

•Authored and executed installation, operation, and performance qualification protocols and reports

•Developed Electrochemical Grinding (ECG) process for producing over 1000 pieces/hour of hypodermic stainless steel tubing

•Developed process parameters for production equipment including heat stakers, depyrogenation ovens, and clean room bag sealers via DOE's and data analysis in Minitab

•Coordinated and oversaw successful shipments of multiple engineering product development builds to sterilization sites, testing laboratories, and customers

•Created test methods for in process inspections for sub assembly lines. Designed and carried out Attribute Agreement Analyses to validate test methods

Manufacturing Engineer II
Caterpillar Inc.
Jun 2012 – Dec 2012 • 7 mos
Peoria, Illinois Area

•Directly interacted with shop floor managers on a daily basis to identify equipment and nonconforming parts issues, and determine the appropriate corrective actions

•Compiled, analyzed, and presented data including machine process capabilities, internal and external PPMs, and scrap per machine hours for monthly management review board

•Created 3D process models of production parts in NX (Unigraphics)

•Created and maintained process planning instructions, routings, and standard work documents

•Reviewed and approved new engineering drawings

•Purchased materials, tooling, and supplies for machine operators

Engineering Research Intern
Rehabilitation Institute of Chicago/Northwestern University
Jun 2009 – Aug 2009 • 3 mos
Greater Chicago Area

•Developed and conducted experiments to analyze abnormal human gait patterns and effects on frontal plane kinematics of post-stroke patients

•Designed and mocked up prototypes for test equipment in SolidWorks and fabricated/assembled in machine shop

•Utilized motion tracking and analyzing equipment and software to gather and process data

•Successfully demonstrated the feasibility of comparing human gait with restricted joints to simulations using bipedal models

•Developed and presented a research poster on findings at a symposium

Engineering Research Intern
University of Wisconsin-Madison
May 2008 – Jul 2008 • 3 mos
Madison, Wisconsin Area

•Performed analysis of simulation packages (MSC/ADAMS and Chrono::ENGINE) and methods for solving rigid body contacts

•Successfully determined fixed-point iterative method as the more suitable application for large scale multi-body simulations

•Developed and presented results at a symposium and at a summer program for high school students

Engineering Research Intern
University of Maryland, Baltimore County Laboratory Implantable Materials
2007 – 2008 • 1 yr
Baltimore, Maryland Area

•Conducted tests with Cobalt-Chromium (CoCr) coated specimens and a tribometer to determine the coefficient of friction between the two samples

•Compared and analyzed surface roughness of coated specimens

•Cleaned and polished specimens for testing

•Processed data and entered results into spreadsheets

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Education

Georgia Institute of Technology
Master's Degree, Mechanical Engineering
2010 – 2012
Activities and Societies: Georgie Tech Black Graduate Students Association (BGSA)

University of Maryland Baltimore County
Bachelor's Degree, Mechanical Engineering
2006 – 2010
Activities and Societies: Meyerhoff Scholar

Featured Skills & Endorsements

Manufacturing · 10 — Endorsed by **5 of Ezekiel's colleagues at Unilife Corporation**

SolidWorks · 9 — Endorsed by **Kun-Chi Wu, who is highly skilled at this**
Endorsed by **5 of Ezekiel's colleagues at Unilife Corporation**

Testing · 7 — Endorsed by **3 of Ezekiel's colleagues at Unilife Corporation**

See 23 more skills

Accomplishments

3 **Projects**
Adjustable Fluid Bladder Wheelchair Cushion • Search & Retrieval Robot • RC Hovercraft

2 **Certifications**
Certified SolidWorks Professional (CSWP) • Certified SolidWorks Associate (CSWA)

1 **Honor & Award**
Unilife Corporation Star Award

1 **Language**
English

1 **Patent**
Wheelchair Cushion With Adjustable/Multi-Stiffness Fluid

Interests

Corning Incorporated
51,751 followers

Certified SOLIDWORKS Professionals
5,312 members

ASME (American Society of Mecha...
249,339 members

PickPM
86 followers

Search Solution Group
19,226 followers

Black Engineers - US & Global
7,768 members

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Joseph Hyman

Co-Founder at MoJoe Brewing Co.

MoJoe Brewing Co. • University of Maryland Baltimore County

Baltimore, Maryland Area • 193

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Experience

Co-Founder & CEO
MoJoe Brewing Co.
Dec 2013 – Present • 4 yrs 1 mo
Baltimore, Maryland

Project Manager
The Whiting-Turner Contracting Company
Mar 2011 – Jan 2016 • 4 yrs 11 mos
UMBC Performing Arts & Humanities Project

Managed multi-million dollar commercial construction projects, including the UMBC Performing Arts & Facility and an Executive Green Roof for UMBC President Freeman Hrabowski (UMBC Administration Building).

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A Solo Performance in the UMBC Concert Hall



Dr. Hrabowski Speaking to UMBC Students

Education

University of Maryland Baltimore County
B.S., Mechanical Engineering
2006 – 2011

Interests

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